Exhibit 4.22

Gold Fields_Programme Agreement

PROGRAMME AGREEMENT

in respect of the

ZAR 10,000,000,000

GOLD FIELDS LIMITED DOMESTIC MEDIUM TERM NOTE PROGRAMME

Dated 6 October 2009

entered between

GOLD FIELDS LIMITED

(as Issuer)

and

ABSA CAPITAL, a division of ABSA BANK LIMITED

(as Arranger and Dealer)

and

NEDBANK CAPITAL, a division of NEDBANK LIMITED

(as Dealer)

TABLE OF CONTENTS:

1	INTERPRETATION	4

2	INTRODUCTION	12

3	AGREEMENTS TO ISSUE AND SUBSCRIBE	12

4	CONDITIONS OF ISSUE	15

5	REPRESENTATIONS AND WARRANTIES	20

6	UNDERTAKINGS OF THE ISSUER	26

7	ISSUER’S INDEMNITY	31

8	AUTHORITY TO DISTRIBUTE DOCUMENTS	34

9	DEALERS’ UNDERTAKINGS AND INDEMNITY	34

10	FEES, EXPENSES AND STAMP DUTIES	35

11	TERMINATION OF APPOINTMENT OF DEALERS	37

12	APPOINTMENT OF NEW DEALERS	37

13	INCREASE IN THE AGGREGATE NOMINAL AMOUNT OF THE PROGRAMME	38

14	STATUS OF THE DEALERS AND THE ARRANGER	39

15	COUNTERPARTS	40

16	COMMUNICATIONS	40

17	BENEFIT OF AGREEMENT	40

18	CALCULATION AGENT	41

19	STABILISATION	42

20	VARIATION AND CANCELLATION	43

21	WHOLE AGREEMENT	43

22	NO WAIVER	43

23	GOVERNING LAW AND JURISDICTION	43

APPENDICES

APPENDIX A:	INITIAL DOCUMENTATION LIST

APPENDIX B:	SELLING RESTRICTIONS

APPENDIX C (PART I):	FORM OF DEALER ACCESSION LETTER - PROGRAMME

APPENDIX C (PART II):	FORM OF LETTER OF APPOINTMENT - PROGRAMME

APPENDIX C (PART III):	FORM OF DEALER ACCESSION LETTER - NOTE ISSUE

APPENDIX C (PART IV):	FORM OF LETTER OF APPOINTMENT - NOTE ISSUE

APPENDIX D:	LETTER REGARDING INCREASE IN THE NOMINAL AMOUNT OF THE PROGRAMME

APPENDIX E:	FORM OF SUBSCRIPTION AGREEMENT

WHEREBY THE PARTIES AGREE AS FOLLOWS:

1	INTERPRETATION

1.1	Terms and expressions defined in the Agency Agreement, the Programme Memorandum or the Notes or used in the Applicable Pricing Supplement and not otherwise defined in this Agreement shall have the same meanings in this Agreement, except where the context otherwise requires.

1.2	Without prejudice to the aforegoing and unless the context otherwise requires, terms used in this Agreement shall have the meanings given to them as follows -

1.2.1	“Absa Capital” means Absa Capital, a division of Absa Bank Limited, Registration Number 1986/004794/06, a registered bank and public company with limited liability incorporated in the Republic of South Africa;

1.2.2	“Agency Agreement” means the Agency Agreement to be entered into between the Issuer, the Paying Agent, the Calculation Agent and the Transfer Agent, unless such agents are appointed in terms of a separate agreement with the Issuer or the Issuer itself acts in any of the aforementioned capacities;

1.2.3	“Agreement” means this amended and restated programme agreement and the appendices and schedules hereto;

1.2.4	“Agreement Date” means in respect of any Note, the date on which an agreement is concluded for the issue of such Note, which in the case of Notes issued on a syndicated basis or otherwise in relation to which a Subscription Agreement is entered into, shall be the date upon which the relevant Subscription Agreement is signed by or on behalf of the party thereto signing last in time;

1.2.5	“Applicable Pricing Supplement” means the Pricing Supplement relating to the Tranche of Notes in question;

1.2.6	“Arranger” means Absa Capital;

1.2.7	“Business Day” means any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa;

1.2.8	“Calculation Agent” means Absa Capital or in relation to a particular Tranche or Series of Notes, such other person specified in the Applicable Pricing Supplement;

1.2.9	“Central Depository” means Strate Limited (Registration Number 1998/022242/06), or its nominees, operating as a central securities depository duly licensed as such in terms of the Securities Services Act, 2004, or any successor thereto or any additional or alternate depository approved by the Issuer;

1.2.10	“Dealers” means Absa Capital and Nedbank Capital and/or any New Dealer and excludes any entity whose appointment has been terminated pursuant to clause 11;

1.2.11	“Dealer Accession Letter” means –

1.2.11.1	in respect of the appointment of a New Dealer for the duration of the Programme, the Dealer Accession Letter substantially in the form set out in Part I of Appendix C hereto; and

1.2.11.2	in respect of the appointment of a New Dealer for one or more particular Tranches of Notes under the Programme, the Dealer Accession Letter substantially in the form set out in Part III of Appendix C hereto;

1.2.12	“Financial Exchange” means the bond market of the JSE or its successor and any other or future exchange or exchanges duly licensed to operate as such in terms of the Securities Services Act, 2004, on which any Notes are listed;

1.2.13	“JSE” means the JSE Limited (Registration Number 2005/022939/06), a licensed financial exchange in terms of the Securities Services Act or any exchange which operates as a successor exchange to the JSE, or, where the context so requires, such other or further exchange or exchanges on which the Notes are listed;

1.2.14	“Gold Fields” means Gold Fields Limited (registration number 1968/04880/06);

1.2.15	“Guarantee” means the unconditional and irrevocable guarantee given by each Guarantor, jointly and severally, to all Noteholders;

1.2.16	“Guarantors” means each of GFI Mining South Africa (Proprietary) Limited, incorporated in the Republic of South Africa, Registration Number 2002/031431/07, Gold Fields Operations Limited, incorporated in the Republic of South Africa, Registration Number 1959/003209/06, Gold Fields Orogen Holding (BVI) Limited, incorporated in the British Virgin Islands, Registration Number 184982 and Gold Fields Holdings Company (BVI) Limited, incorporated in the British Virgin Islands, Registration Number 651406;

1.2.17	“Initial Documentation List” means the list of documents set out in Appendix A to this Agreement;

1.2.18	“Issuer” means Gold Fields, the issuer of Notes under the Programme;

1.2.19	“Issue Date” means, in respect of any Note, the date set out in the Applicable Pricing Supplement as the issue date in respect of that Note;

1.2.20	“Lead Manager” means, in relation to any syndicated issue, the person(s) defined as the lead manager in the applicable Subscription Agreement;

1.2.21	“Letter of Appointment” means –

1.2.21.1	in respect of the appointment of a New Dealer for the duration of the Programme, the Letter of Appointment substantially in the form set out in Part II of Appendix C hereto;

1.2.21.2	in respect of the appointment of a New Dealer for one or more particular Tranches of Notes under the Programme, the Letter of Appointment substantially in the form set out in Part IV of Appendix C hereto;

1.2.22	“Material Group Company” means the Issuer, the Guarantors and any Material Subsidiary of the Issuer whose affairs are required to be consolidated in the audited financial statements of the Issuer;

1.2.23	“Nedbank Capital” means Nedbank Capital, a division of Nedbank Limited, Registration Number 1951/000009/06, a registered bank and public company with limited liability incorporated in the Republic of South Africa;

1.2.24	“New Dealer” means any entity appointed as an additional Dealer for the duration of the Programme or for a particular Tranche of Notes, whether pursuant to clause 12 or pursuant to a Subscription Agreement;

1.2.25	“Noteholders” means the holders of the Registered Notes (as recorded in the Register kept by the Transfer Agent in terms of the Terms and Conditions);

1.2.26	“Notes” means the notes issued or to be issued by the Issuer under the Programme pursuant to this Agreement, which Notes:

1.2.26.1	may be represented by a Certificate; or

1.2.26.2	may be issued in uncertificated format;

1.2.27	“Participants” means depository institutions accepted by the Central Depository as participants in terms of the Securities Services Act, 2004;

1.2.28	“Paying Agent” means Absa Capital, unless the Issuer elects to appoint, in relation to a particular Tranche or Series of Notes, to act as Paying Agent itself or to appoint another entity as Paying Agent, in which event that other entity, upon execution of an accession letter in the form of Appendix C to the Agency Agreement, shall act as Paying Agent in respect of that Tranche or Series of Notes;

1.2.29	“Pricing Supplement” means the pricing supplement issued in relation to each Tranche of Notes (substantially in the form set out in the Programme Memorandum) as a supplement to the Programme Memorandum and giving details of that particular Tranche;

1.2.30	“Procedures Memorandum” means the Operating and Procedures Memorandum, as amended or varied from time to time (whether in respect of a particular Tranche or generally) and setting out the administrative procedures and guidelines in connection with the issue and settlement of the Notes;

1.2.31	“Programme” means the ZAR10,000,000,000 Domestic Medium Term Note Programme established by the Programme Memorandum;

1.2.32	“Programme Amount” means the aggregate nominal amount of the Programme being, ZAR10,000,000,000 or any increase thereto in accordance with clause 13;

1.2.33	“Programme Memorandum” means the revised Programme Memorandum dated 6 October 2009 relating to the Notes prepared in connection with the Programme, as revised, supplemented, amended or updated from time to time by the Issuer in accordance with clause 6.2 hereof and, in relation to each Tranche of Notes, by the Pricing Supplement relating to such Tranche and such other documents as are from time to time incorporated therein by reference, except that for the purpose of clause 4.2 in respect of each Agreement Date and Issue Date, the Programme Memorandum means the Programme Memorandum as at the Agreement Date and the Issue Date but not including any subsequent revision, supplement or amendment thereto;

1.2.34	“Register” means the register maintained by the Transfer Agent in terms of Condition 12 of the Terms and Conditions;

1.2.35	“Registered Note” means a Note issued in registered form and transferable in accordance with Condition 13.1 of the Terms and Conditions and which may include Uncertificated Notes;

1.2.36	“Relevant Dealer” shall, in relation to any Note, be references to the Dealer or Dealers with whom the Issuer has agreed the issue of Notes;

1.2.37	“Relevant Financial Exchange” shall, in relation to any Notes, be references to the Financial Exchange, stock exchange or Financial Exchanges or stock exchanges on which such Notes are from time to time, or are intended to be, listed, as disclosed in the Applicable Pricing Supplement;

1.2.38	“Series” means a Tranche of Notes together with any further Tranche or Tranches of Notes which are: (i) expressed to be consolidated and form a single series; and (ii) identical in all respects, save as to their respective Issue Dates, Interest Commencement Dates and/or Issue Prices (including as to listing) from the date on which such consolidation is expressed to take effect and the expressions “Notes of the relevant series” and “holders of Notes of the relevant series” and related expressions shall be construed accordingly;

1.2.39	“Settlement Agent” means a Participant approved by the JSE or any other Relevant Financial Exchange to perform electronic net settlement of both funds and scrip on behalf of market participants;

1.2.40	“Sponsoring Member” means Absa Capital, or such other Sponsoring Member as the Issuer may from time to time appoint for the purposes of liaising with the Relevant Financial Exchange;

1.2.41	“Sub-register” means a record of uncertificated securities administered and maintained by a Participant;

1.2.42	“Subscription Agreement” means an agreement (by whatever name called) in or substantially in the form set out in Appendix E hereto or such other form as may be agreed between the Issuer and the Lead Manager which agreement shall be supplemental to this Agreement;

1.2.43	“Subsidiary” means a subsidiary company as defined in Section 1(3) of the Companies Act, 1973;

1.2.44	“Terms and Conditions” means the terms and conditions in accordance with which the Notes will be issued, and which may be endorsed on or incorporated by reference into the Certificates representing the Note, such Terms and Conditions being in or substantially in the form set out in the Programme Memorandum as modified and/or supplemented by the Pricing Supplement applicable to the Notes;

1.2.45	“Tranche” means Notes which are identical in all respects (including as to listing) and are issued in a single issue;

1.2.46	“Transfer Agent” means Absa Capital unless the Issuer elects to appoint, in relation to a particular Tranche or Series of Notes, to act as Transfer Agent itself or to appoint another entity as Transfer Agent in accordance with the Agency Agreement, in which event that other entity on execution of an accession letter substantially in the form of Appendix A of the Agency Agreement shall act as Transfer Agent in respect of that Tranche or Series of Notes;

1.2.47	“Uncertificated Note” means a note which is not represented by any certificate or written instrument as contemplated in the Securities Services Act, 2004;

1.2.48	“VAT” means Value Added Tax in accordance with the Value Added Tax Act, 1991; and

1.2.49	“ZAR” and “Rand” means the lawful currency of the Republic of South Africa, being South African Rand, or any successor currency.

1.3	When any number of days is prescribed in this Agreement, same shall be reckoned inclusively of the first and exclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the immediately following Business Day.

1.4	In the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, then the relevant date for payment shall be the following Business Day unless stated otherwise in the Applicable Pricing Supplement.

1.5	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

1.6	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

1.7	The use of the word “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example or examples.

1.8	Any reference to a statute in this Agreement is to that statute as at the signature date of this Agreement and as amended or re-enacted from time to time and shall include any succeeding statute.

1.9	The rule of construction that, in the event of ambiguity, the contract shall be interpreted against the party responsible for the drafting or preparation of the Agreement, shall not apply.

1.10	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.11	In this Agreement, clause headings are inserted for convenience and ease of reference only and shall not affect the interpretation of this Agreement.

1.12	All references in this Agreement to an agreement, instrument or other document (including this Agreement, the Agency Agreement, the Programme Memorandum, any Series of Notes and any Terms and Conditions appertaining thereto) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, supplemented, restated, superseded, supplemented, replaced or novated from time to time.

1.13	Words denoting the singular number only shall include the plural number also and vice versa; words denoting any one gender only shall include the other genders also; and words denoting persons only shall include firms and corporations and vice versa.

2	INTRODUCTION

2.1	On 6 April 2009, the Issuer, Absa Capital and Nedbank Capital executed a Programme Agreement relating to the Arranger and Dealers, the issue of and subscription for Notes under the Programme (the “Previous Agreement”). The Issuer wishes to amend the provisions of the Previous Agreement. Accordingly, with effect from the date of this Agreement, this Agreement constitutes an amendment and restatement of the Previous Agreement; provided that such amendment and restatement shall not affect the rights of any party under the Previous Agreement in existence immediately prior to the date of this Agreement.

2.2	The Issuer has executed the Agency Agreement recording certain matters relating to the Notes, the Transfer Agent, the Calculation Agent and the Paying Agent.

2.3	The Agency Agreement sets out provisions relating, inter alia, to the Notes, payments thereunder and documentation relating to the issue and payment of Notes and the role of the Transfer Agent, the Calculation Agent and the Paying Agent under the Programme.

2.4	In addition to the matters recorded in the Agency Agreement, the Issuer wishes to record herein certain matters relating to the Arranger and Dealers, the issue of and subscription for the Notes under the Programme and attach pro forma documents relating to the Programme.

3	AGREEMENTS TO ISSUE AND SUBSCRIBE

3.1	Subject to the terms and conditions of this Agreement, the Issuer may from time to time agree in writing with any Dealer to issue, and any Dealer may agree in writing, to subscribe for, or to procure the subscription for, Notes in which case the Issuer shall, subject to the provisions of clause 4.2 below, be obliged to issue such Notes and such Dealer shall be obliged to subscribe for or procure the subscription for such Notes on the terms and conditions so agreed between the Issuer and such Dealer.

3.2	Unless otherwise agreed in writing between the Issuer and the Relevant Dealer, which specific agreement will have to occur in regard to the procedures of issue of Notes with a duration of less than one year, on each occasion upon which the Issuer and the Relevant Dealer agree on the terms of the issue of and subscription for one or more Registered Notes to be listed on a Financial Exchange and/or held in a central securities depository -

3.2.1	in the case of Notes to be listed on the bond market of the JSE or, if unlisted, still held in the Central Depository, the Issuer shall cause such Notes in the form of a Global Certificate to be executed, issued and delivered, at least 2 (two) Business Days prior to the Issue Date, to its Settlement Agent who will in turn deliver such Notes to or procure that such Notes are lodged and immobilised in the Central Depository, which shall hold the Notes to the order of the Issuer, until the securities account(s) with the relevant Participants (as specified by the Relevant Dealer) is/are credited with such Notes on the agreed Issue Date against payment therefor, as described in the Procedures Memorandum;

3.2.2	in respect of Notes to be listed on a Financial Exchange other than the bond market of the JSE, the Issuer shall cause such Notes in the form of a Certificate or such other documents as may be required for the dematerialisation, immobilisation or registration of the Notes to be delivered to the relevant central securities depository;

3.2.3	in respect of Uncertificated Notes, no document of title shall be required to be delivered to any party;

3.2.4	no later than 2 (two) Business Days prior to the Issue Date, the Issuer and the Relevant Dealer will provide their respective Settlement Agents with delivery and receipt instructions for the transfer of Notes and payment therefor as described in the Procedures Memorandum, provided that Uncertificated Notes will be issued, transferred and settled in accordance with the rules of the Central Depository; and

3.2.5	on the Issue Date, Beneficial Interest(s) in the Notes will be transferred to the Relevant Dealer or to the investors procured by the Relevant

Dealer through their Settlement Agents, and payments therefor will be made for the account of the Issuer, as described in the Procedures Memorandum.

3.3	Where more than one Dealer has agreed to subscribe for, or procure the subscription for, a particular Tranche of Notes pursuant to this clause, unless otherwise agreed in writing, between the Issuer and such Dealers, the obligations of such Dealers so to (i) subscribe and pay for the Notes shall be several and not joint and (ii) the obligations of such Dealers to procure the subscription and payment for the Notes shall be joint and several.

3.4	Where the Issuer agrees in writing, with two or more Dealers to issue, and such Dealers agree in writing, to subscribe for, or procure the subscription for, Notes on a syndicated basis, the Issuer shall enter into a Subscription Agreement with such Dealers. The Issuer may also enter into a Subscription Agreement with one Dealer only.

3.5	The procedures which apply for the purposes of non-syndicated issues are set out in Part 1 of Annexe A to the Procedures Memorandum. Such procedures may, in respect of any such issue, be varied, in writing, from time to time by agreement between the Issuer, the Relevant Dealer, the Transfer Agent, the Paying Agent and the Calculation Agent. The procedures which apply for the purposes of syndicated issues are set out in Part 2 of Annexe A to the Procedures Memorandum. Such procedures may also, in respect of any such issue, be varied, in writing, from time to time by agreement between the Issuer, the Relevant Dealer, the Transfer Agent, the Paying Agent and the Calculation Agent.

3.6	In respect of Uncertificated Notes -

3.6.1	the Issuer shall cause such Notes to be issued as Uncertificated Notes, and delivered, on the Issue Date, to the relevant Participant (as specified by the Relevant Dealer); and

3.6.2	the Issuer and the Transfer Agent shall provide the Participant with instruction of the manner to account to the person on whose behalf such

Uncertificated Notes are held. Such manner of accountability shall set out the number and identity of the Uncertificated Notes held by the Participant on such person’s behalf and shall comply with the requirements of the Relevant Financial Exchange.

4	CONDITIONS OF ISSUE

4.1	First Issue

The Arranger shall, as soon as practicable, circulate to each Dealer all of the documents and confirmations described in the Initial Documentation List after such documents and confirmations have been provided to the Arranger by the Issuer save for item 7 (the printed Programme Memorandum), which will be provided directly to the Dealers by the Issuer. Before the Issuer reaches its first agreement with any Relevant Dealer for the issue of, the subscription or procuring the subscription for the first Tranche of Notes under the Programme, the Relevant Dealer shall have received, and found reasonably satisfactory, all of the documents and confirmations described in the Initial Documentation List. In the absence of any notification to the contrary within 10 (ten) Business Days of receipt by the Relevant Dealer(s) of the documents and confirmations described in the Initial Documentation List, the Arranger and the Relevant Dealer(s) shall be deemed to consider such documents and confirmations satisfactory.

4.2	Each issue

4.2.1	The obligations of a Relevant Dealer under any agreement for the issue of, the subscription or procuring the subscription for Notes made pursuant to clause 3 are conditional upon -

4.2.1.1	the representations and warranties set out in clause 5, being true, accurate and correct, in each case as if such representations and warranties were repeated on the relevant Issue Date;

4.2.1.2	there being no breach of any of the material obligations of the Issuer or the Guarantors under this Agreement, the Programme Memorandum, any Notes, the Guarantee or the Agency Agreement having occurred prior to Issue Date, which has not been waived in writing by the Relevant Dealer or remedied by the Issuer or the Guarantors, as the case may be, on or prior to the Issue Date;

4.2.1.3	subject to clause 13, the aggregate nominal amount of the Notes to be issued pursuant to such agreement, when added to the aggregate nominal amount of all Notes Outstanding on the Issue Date (excluding for this purpose Notes due to be redeemed on such Issue Date) not exceeding the Programme Amount;

4.2.1.4	if appropriate, the Relevant Financial Exchange having agreed to list such Notes;

4.2.1.5	no meeting of the holders of Notes to consider matters which might in the reasonable opinion of the Relevant Dealer be considered to be material in the context of the issue of the Notes to be issued pursuant to such agreement, having been duly convened but not yet held or, if held but adjourned, the adjourned meeting having not been held and the Issuer not being aware of any circumstances which are likely to lead to the convening of such a meeting;

4.2.1.6	between the Agreement Date and the Issue Date for such Notes there having been, in the reasonable opinion of the Relevant Dealer, no such change in national or international financial, political or economic conditions or currency exchange rates or exchange controls or other calamity or emergency as would, in the reasonable opinion of the Relevant Dealer, be likely to prejudice materially the success of the offering and distribution of the Notes to be issued pursuant to such agreement or dealings in such Notes in the secondary market or result in a substantial deterioration in the price and/or the value of such Notes;

4.2.1.7

there having been, between the Agreement Date and the Issue Date, no withdrawal (save in the case of the replacement of one rating by another rating given by another recognised statistical rating organisation (“Rating Agency”)), downgrading, nor any public notice of any intended or potential withdrawal or downgrading, of any rating given by a Rating Agency or the placing on “Creditwatch” with negative implications or similar publication for formal review by the relevant Rating Agency as shall have issued a rating solicited by the Issuer in connection with the Issuer or the Notes. For the avoidance of doubt, only a rating agency solicited by the Issuer that has given a rating in respect of the Issuer may place the Issuer on “Creditwatch”;

4.2.1.8	the forms of the Pricing Supplement, the Global Certificate(s) and the Individual Certificates, in relation to the relevant Tranche and the relevant settlement procedures having been agreed by the Issuer, the Relevant Dealer and the Transfer Agent;

4.2.1.9	any calculations or determinations which are required by the relevant Terms and Conditions to have been made prior to the Issue Date having been duly made;

4.2.1.10	all consents, approvals, authorisations, orders and clearances of all regulatory authorities required by the Issuer or the Guarantors, for, or in connection with, the creation and offering of the Notes to be issued pursuant to such agreement under the Programme, the execution and issue of, and compliance by the Issuer with the terms of, the Notes issued under the Programme and the entry into, execution and delivery of, and compliance by the Issuer and the Guarantors with the terms of, this Agreement, the Guarantee, any Subscription Agreement and the Agency Agreement having been obtained and being in full force and effect; and

4.2.1.11	the Issuer having delivered to the Relevant Dealer all such opinions, certificates, documents and information reasonably requested by such Dealer in a form reasonably satisfactory to such Dealer prior to the Issue Date.

4.2.2	In relation to each issue of Notes, the obligations of a Relevant Dealer under any agreement for the issue of, the subscription or procuring the subscription for such Notes made pursuant to clause 3, shall be conditional upon the fulfilment of the conditions recorded in 4.2.1.

4.2.3	If, following an Agreement Date and before the relevant Issue Date, the Issuer becomes aware that the conditions specified in this clause 4.2 will not be satisfied in relation to the relevant Tranche, the Issuer shall forthwith notify the Relevant Dealer in writing to this effect giving full details thereof. In addition, the Issuer shall take such steps as may reasonably be requested by the Arranger and/or the Relevant Dealer, subject to the agreement of the Issuer to remedy and/or publicise the same. In such circumstances the Relevant Dealer shall be entitled by notice to the Issuer to be released and discharged from its obligations under the agreement for the issue of and subscription for Notes reached under clause 3.1. In the event that the Relevant Dealer gives notice as aforesaid, the Issuer shall, remain liable (under the terms of the relevant agreement) for the reasonable expenses of the Relevant Dealer in respect of such agreement (incurred prior to or in connection with such termination), unless otherwise agreed between the Issuer and the Relevant Dealer, but the Relevant Dealer shall not be entitled to any fee in respect of the placing of such Tranches of Notes.

4.3	Waiver

Any Dealer, on behalf of itself only, may by notice in writing to the Issuer waive any of the conditions precedent contained in clauses 4.1 and 4.2 (save for the conditions precedent contained in clauses 4.2.1.3 and 4.2.1.10) insofar as they relate to an issue of Notes to that Dealer or an investor procured by that Dealer.

4.4	Updating of legal opinions and further legal opinions

4.4.1	The Issuer shall be obliged -

4.4.1.1	prior to the first issue of Notes by the Issuer occurring;

4.4.1.2	in relation to each Tranche which is subscribed for or the subscription for which is procured pursuant to a Subscription Agreement, provided that the Arranger and the Dealers may issue a waiver letter in respect of this requirement in its/their sole discretion and, in the ordinary course will waive such requirement for commercial paper with a maturity of 1 (one) year or less issued in any 12 (twelve) month cycle;

and

4.4.1.3	on such other occasions as the Arranger or a Dealer reasonably requests;

4.4.1.4	to procure that further legal opinions in such form and with such content as the Arranger and/or the Dealers may reasonably require are delivered, at the expense of the Issuer, to -

4.4.1.4.1	the Arranger and the Dealers; or

4.4.1.4.2	(as the case may be) the Relevant Dealer,

from legal advisers (approved by the Arranger and the Dealers and the Relevant Dealer) in the Republic of South Africa or other relevant jurisdiction.

4.4.2	If at or prior to the time of any agreement to issue and subscribe for or procure the subscription for Notes under clause 3.1 such a request is made with respect to the Notes to be issued, the receipt of the relevant opinion or opinions in a form satisfactory to the Arranger or Dealers or (as the case may be), the Relevant Dealer shall be a further condition precedent to the issue of those Notes.

4.5	Determination in respect of Notes Outstanding

For the purposes of clause 4.2.1.3 -

4.5.1	the Rand equivalent of a Tranche of Notes denominated in another currency shall be determined, at or about the relevant Issue Date, on the basis of the spot rate at such time for the sale of such Rand amount against the purchase of such currency or unit of account in the Johannesburg inter-bank foreign exchange markets, as quoted by any leading bank selected by the Issuer;

4.5.2	the amount of Indexed Notes and Partly Paid Notes shall be calculated by reference to the nominal amount of such Notes (in the case of Partly Paid Notes, regardless of the amount of the subscription price paid); and

4.5.3	the amount of Zero Coupon Notes and other Notes issued at a discount or a premium shall be calculated by reference to the net proceeds received or to be received by the Issuer for the relevant issue.

5	REPRESENTATIONS AND WARRANTIES

5.1	As at the date of this Agreement, the Issuer hereby represents and warrants to the Arranger and the Dealers as follows:

5.1.1	that the Issuer is duly incorporated and validly existing under the laws of the Republic of South Africa and as such has full power and capacity to carry on its business as described in the Programme Memorandum and is lawfully qualified to do business in those jurisdictions in which business is conducted by it;

5.1.2	that each Guarantor is duly incorporated and validly existing under the laws of the Republic of South Africa or the British Virgin Islands, as the case may be, and as such has full power and capacity to carry on its business and is lawfully qualified to do business in those jurisdictions in which business is conducted by it;

5.1.3	that the execution and implementation by the Issuer of this Agreement, the Operating and Procedures Memorandum, any Subscription Agreement, the Agency Agreement and any other agreement relevant to the establishment of the Programme and the issue of the Notes have been duly authorised by the Issuer and that, subject to any suspensive conditions or conditions precedent to which it may be subject, when executed and implemented by the Issuer, such agreements constitute and will constitute valid, legally binding and, subject to any applicable laws from time to time in effect relating to liquidation, insolvency, solvent reorganisation or analogous circumstances or proceedings in any jurisdiction and other laws or other legal procedures affecting generally the enforcement of creditors’ rights, enforceable obligations of the Issuer;

5.1.4	that the execution and implementation by each Guarantor of the Guarantee and any other agreement relevant to the establishment of the

Programme and the issue of the Notes and to which such Guarantor is a party, have been duly authorised by such Guarantor and that, subject to any suspensive conditions or conditions precedent to which it may be subject, when executed and implemented by such Guarantor, such agreements constitute and will constitute valid, legally binding and, subject to any applicable laws from time to time in effect relating to liquidation, insolvency, solvent reorganisation or analogous circumstances or proceedings in any jurisdiction and other laws or other legal procedures affecting generally the enforcement of creditors’ rights, enforceable obligations of such Guarantor;

5.1.5	that the establishment of the Programme and the issue of Notes by the Issuer has been duly authorised by the Issuer and, subject to any applicable laws from time to time in effect relating to liquidation, insolvency, solvent reorganisation or analogous circumstances or proceedings in any jurisdiction and other laws or other legal procedures affecting generally the enforcement of creditors’ rights, when issued each Note will constitute legal, valid, binding and enforceable obligations of the Issuer;

5.1.6	that no further action, condition or thing is required to be taken, fulfilled or done by or on behalf of the Issuer or the Guarantors (including without limitation the further obtaining of any consent, approvals, authorisations, orders, qualifications or licence or the making of any filing or registration) for or in connection with the execution, issue and offering of any Notes by the Issuer under the Programme, or the execution, delivery and compliance by the Issuer with the terms of this Agreement, any Subscription Agreement, the Agency Agreement, any Notes and/or the performance of the terms of any Notes or the execution, delivery and compliance by the Guarantors with the terms of the Guarantee;

5.1.7

that the execution and implementation of this Agreement, the Operating and Procedures Memorandum, the Guarantee, any Subscription Agreement and the Agency Agreement, the issue, offering and distribution of any Notes, the carrying out of the other transactions contemplated by this Agreement, the Operating and Procedures

Memorandum, any Subscription Agreement and/or the Agency Agreement and compliance with the terms thereof do not and will not, to the best of the Issuer’s knowledge and belief:

5.1.7.1	conflict with or result in a breach in any material respect of any of the terms or provisions of, or constitute a default under, documents constituting the Issuer or any Guarantor, or of any agreement or instrument to which the Issuer or a Guarantor is a party or by which it or any of its properties is bound, in a manner which would have a material adverse effect on the Issuer or such Guarantor or the Issuer’s obligations under the Terms and Conditions as well as this Agreement or such Guarantor’s obligations under the Guarantee; or

5.1.7.2	infringe, in any material respect, any existing applicable law, rule, regulation, judgment, order or decree of the government of the Republic of South Africa or the British Virgin Islands, as the case may be, or governmental body or court in South Africa or the British Virgin Islands, as the case may be;

5.1.8	that the Programme Memorandum contains all information which is material in the context of the Programme and which is necessary to enable the Noteholders to ascertain the nature of the financial and commercial risk in respect of the Notes;

5.1.9	that the information contained in the Programme Memorandum is true and accurate in all material respects and is not misleading in any material respect, that the opinions and intentions of the Issuer expressed therein are honestly held and that the Issuer has made all reasonable enquiries to ascertain all facts material for the purposes aforesaid;

5.1.10	that the most recently published audited annual financial statements, and the notes thereto, of the Issuer were prepared in accordance with the requirements of law and with international financial reporting standards (“IFRS”) consistently applied and they fairly present the financial position of the Issuer, as at the date to which they were prepared (the “relevant date”) and of the results of the operations of the Issuer in respect of the periods for which they were prepared;

5.1.11	that there has been no material adverse change or any development involving a prospective material adverse change in the capital stock, long term debt, business properties, management or operations of the Issuer of which the Issuer is or might reasonably be expected to be aware since the date of the most recently published audited financial statements except as disclosed in the Programme Memorandum;

5.1.12	that there are no litigation, arbitration or administrative proceedings involving the Issuer (and, so far as the Issuer is aware, no such proceedings are pending, threatened or contemplated) which, if determined adversely to the Issuer could individually or in the aggregate have a material adverse effect on the condition (financial or otherwise) or operations of the Issuer or the ability of the Issuer to comply with or perform its obligations under the terms of any Notes, this Agreement, any Subscription Agreement and/or the Agency Agreement, save as disclosed in the Programme Memorandum;

5.1.13	save as disclosed in the Programme Memorandum, that no Event of Default (as defined in the Programme Memorandum) or event which with the giving of notice, the expiry of any grace period, the making of any determination, or any combination thereof will likely constitute an Event of Default is subsisting and no event has occurred which will likely constitute (after an issue of Notes) an Event of Default thereunder or which with the giving of notice, the expiry of any grace period, the making of any determination, or any combination thereof will likely (after an issue of Notes) constitute such an Event of Default;

5.1.14	that, except as set forth in the Programme Memorandum, all amounts payable by the Issuer in respect of the Notes shall be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Republic of South Africa or any political sub-division thereof or authority or agency therein or thereof having power to tax;

5.1.15	that all consents, approvals, authorisations, orders and clearances of all regulatory authorities required:

5.1.15.1	by the Issuer, for, or in connection with, the creation and offering of Notes under the Programme, the execution and issue of, and compliance by the Issuer with the terms of, the Notes issued under the Programme and the entry into, execution and implementation of, and compliance with the terms of this Agreement, and any Subscription Agreement to be concluded and the Agency Agreement; and

5.1.15.2	by each Guarantor, for, or in connection with, the entry into, execution and implementation of, and compliance with the terms of the Guarantee,

have been obtained and are in full force and effect;

5.1.16	that none of the Issuer, its affiliates (as defined in Rule 405 under the Securities Act) or any persons acting on any of their behalf has engaged or will engage in any “directed selling efforts” in the U.S. (as defined in Regulation S under the Securities Act) in respect of the Notes;

5.1.17	that the Issuer (i) is a “foreign issuer” (as such term is defined in Regulation S) and (ii) reasonably believes that there is no “substantial U.S. market interest” (as such term is defined in Regulation S) in the Notes;

5.1.18	that the Issuer is not, and as a result of any offer and sale of Notes will not be, an “investment company” under and as such term is defined in, the U.S. Investment Company Act of 1940 (the “Investment Company Act”);

5.1.19	that for so long as any Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer will not become an “open-end company”, “unit investment trust” or “face-amount certificate company”, as such terms are defined in, and that is or is required to be registered under Section 8 of, the Investment Company Act;

5.1.20	that neither the Issuer, nor any of its affiliates (as defined in Rule 501(b) of Regulation D), nor any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy, or otherwise negotiate in respect of, any security, under circumstances that would require the registration of the Notes under the Securities Act;

5.1.21	to the best of its knowledge and belief, neither the Issuer, any Guarantor, any other Material Group Company nor any of their respective assets are entitled to immunity from suit, execution, attachment or other legal process in any jurisdiction;

5.1.22	that all Notes will rank as described in Condition 5 of the Terms and Conditions; and

5.1.23	that the Guarantee will rank as described in Condition 23 of the Terms and Conditions.

5.2	As at the date of this Agreement, the Issuer hereby represents, warrants and undertakes to the Dealers that the Issuer, its affiliates or any person acting on its behalf, will comply, in all respects, with any selling restrictions imposed and/or all applicable laws related to the selling of the Notes to which it may be subject in relevant jurisdiction(s).

5.3	With regard to each issue of Notes under the Programme, the Issuer shall be deemed to repeat the representations and warranties and agreements contained in clause 5.1 as at:

5.3.1	the Agreement Date for such Notes (any agreement on such Agreement Date being deemed to have been made on the basis of, and in reliance on, such warranties and agreements);

5.3.2	the Issue Date of such Notes;

5.3.3	each date on which the Programme Memorandum is revised, supplemented or amended or a supplementary Programme Memorandum is published; and

5.3.4	each date on which the aggregate nominal amount of the Programme is increased in accordance with clause 13;

as if such representations and warranties were repeated on each such date with reference to the then existing facts and circumstances and taking into account the issue of such Notes.

5.4	The representations and warranties and agreements contained in this clause 5 and the indemnities contained in clause 7 shall apply in respect of the relevant dates at which they are warranted and represented except in relation to an express waiver in relation to any Tranche of Notes, in full force and effect notwithstanding the failure of the Issuer to satisfy any condition precedent contemplated in this Agreement, any investigation by or on behalf of the Arranger or Dealers or completion of the subscription for and/or issue of Notes.

6	UNDERTAKINGS OF THE ISSUER

6.1	Notification of material developments

6.1.1	The Issuer shall, promptly after becoming aware of the occurrence thereof, notify the Arranger and each Dealer in writing of -

6.1.1.1	any Event of Default or any condition, event or act which, with the giving of notice, the expiry of any applicable grace period, the making of any determination or any combination thereof will likely constitute an Event of Default or any breach of the representations and warranties or undertakings contained in this Agreement or the Agency Agreement; and

6.1.1.2	any development adversely affecting any Material Group Company which is material in the context of the Programme or any issue of Notes thereunder.

6.1.2	In addition, the Issuer shall take steps as may reasonably be requested by the Arranger and/or any Dealer, and agreed to by the Issuer, to remedy and/or publicise any of the events as referred to in clause 6.1.1.

6.1.3	Without prejudice to the generality of the foregoing, the Issuer shall from time to time promptly furnish to the Arranger and each Dealer such financial information, public announcements and/or media releases relating to the Issuer relevant in the context of the issue of Notes under the Programme, as the Arranger and each Dealer may reasonably request in writing.

6.1.4	The Issuer will at all times ensure, and in respect of the Guarantors procure, that all necessary action is taken and all necessary conditions are fulfilled (including, without limitation, the obtaining of all necessary consents) so that it and the Guarantors may lawfully comply with their respective obligations under the Notes, this Agreement, any Subscription Agreement, the Guarantee and the Agency Agreement and, further, so that it may comply with any applicable laws, regulations and guidelines from time to time promulgated by any governmental and regulatory authorities relevant in the context of the issue of Notes under the Programme.

6.2	Updating of Programme Memorandum

6.2.1	The Issuer shall, at the cost of the Issuer, update or amend the Programme Memorandum (following consultation with the Arranger which Arranger will consult with the Dealers) as required by applicable laws and/or regulation, by the publication of a new Programme Memorandum or a supplement thereto, in a form approved by the Arranger and the Dealers in their reasonable discretion where there has been -

6.2.1.1	an adverse change in the condition of the capital stock, long term debt, business properties, management or operations of the Issuer which is material in the context of the Programme or the issue of any Notes and which is not then reflected in the Programme Memorandum; or

6.2.1.2	if an event occurs and as a result thereof the Programme Memorandum -

6.2.1.2.1	includes a statement of fact which is not true and accurate in all material respects;

6.2.1.2.2	omits any fact, the omission of which would make misleading in any material respect any statement therein contained; or

6.2.1.2.3	is required, in the sole and absolute discretion of the Issuer, to be amended or supplemented for any other reason,

provided that no new Programme Memorandum or supplement to the Programme Memorandum, as the case may be, is required in respect of the Issuer’s annual financial statements if such annual financial statements are incorporated by reference into the Programme Memorandum and such annual financial statements are submitted to the JSE within 6 (six) months after the financial year end of the Issuer.

6.2.2	Upon the publication of a revised Programme Memorandum or a supplement to the Programme Memorandum, the Issuer shall, at the cost of the Issuer, promptly supply to the Arranger, each Dealer and the Transfer Agent such number of copies of that revised Programme Memorandum or supplement as the Arranger, each Dealer or the Transfer Agent (as the case may be) may reasonably request.

6.2.3	The Programme Memorandum shall, as specified therein, be deemed to incorporate by reference the most recent publicly available annual audited financial statements of the Issuer. Upon any new financial statements being incorporated in the Programme Memorandum as aforesaid, the Issuer shall, at the cost of the Issuer, promptly supply to the Arranger, each Dealer and the Transfer Agent one copy of such financial statements and thereafter such other number of copies as the Arranger, each Dealer or the Transfer Agent (as the case may be) may reasonably request that are available to the public as soon as those financial statements are available.

6.2.4	Until the Arranger or a Dealer receives the copies of the revised Programme Memorandum or supplement which may become due in terms of clause 6.2.1 or of the financial statements which may become due in terms of clause 6.2.3, the definition of “Programme Memorandum” in clause 1.2 shall, in relation to the Arranger or such Dealer, mean the Programme Memorandum prior to the receipt by the Arranger or such Dealer of such revised Programme Memorandum or supplement or such financial statements.

6.3	Listing

6.3.1	Where the Notes are to be listed, the Issuer shall cause an application to be made for the Notes to be listed on the Relevant Financial Exchange.

6.3.2	The Issuer confirms that it has authorised the Sponsoring Member to make or cause to be made, and the Sponsoring Member shall make or cause to be made, an application on behalf and at the expense of the Issuer for the Programme to be registered on the bond market of the JSE. Upon agreement to issue Notes being reached under clause 3, where such Notes are to be listed, the Issuer will use its reasonable endeavours to obtain and, whilst any such Notes are Outstanding, maintain such listing. If it is unable to do so, having used its reasonable endeavours, or if the maintenance of such listing becomes unduly onerous, the Issuer will instead use its reasonable endeavours to promptly obtain and maintain approval for the Programme and a listing of the Notes on such other Financial Exchange as the Issuer may decide, and the Issuer shall notify the Arranger and Dealers promptly of such proposed alternative listing.

6.3.3	The Issuer shall comply, in all material respects, with the rules of the Relevant Financial Exchange and shall otherwise comply with any undertakings given by it from time to time to the Relevant Financial Exchange in connection with any Notes listed on such Financial Exchange or the listing thereof and, without prejudice to the generality of the foregoing, shall furnish or procure to be furnished to the Relevant Financial Exchange all such information as such Financial Exchange may require in connection with the listing on such Financial Exchange of any Notes and pay all fees and costs in connection therewith.

6.3.4	The Issuer shall arrange for any announcements in respect of the Notes to be made in such publications and on such dates as may be required by the Relevant Financial Exchange.

6.4	Agency Agreement

The Issuer undertakes that it will promptly notify the Arranger and the

Dealers in writing of any termination of, or amendment to, the Agency Agreement and of any change in the Transfer Agent or Paying Agent under the Agency Agreement.

6.5	Authorised representative

The Issuer will notify the Arranger and the Dealers immediately in writing if any of the persons named in the list referred to in clause 4 of the Initial Documentation List ceases to be authorised to take action on behalf of the Issuer or any Guarantor, as the case may be, or if any additional person becomes so authorised together, in the case of an additional authorised person, with evidence satisfactory to the Arranger and the Dealers that such person has been so authorised.

6.6	Auditors’ comfort letters

The Issuer will (i) at the time of the preparation of the Programme Memorandum and thereafter, if reasonably requested by the Arranger, upon each occasion when the same may be amended, supplemented or updated, insofar as such amendment, supplement or up-dating concerns or contains financial information about the Issuer (ii) if reasonably requested by the Lead Manager on behalf of the Dealers, in relation to each Tranche of Notes which is syndicated among a group of Dealers and (iii) at other times whenever so reasonably requested by the Arranger and/or the Dealers or any of them, deliver to the Arranger and/or Dealers or (as the case may be) the Relevant Dealer at the expense of the Issuer, a comfort letter or comfort letters from the auditors of the Issuer, or other auditors appointed by the Issuer, in such form and with such content as the Arranger, the Dealers or (as the case may be) the Relevant Dealer may reasonably request and the auditors agree to (provided that such agreement is not unreasonably withheld), provided that no such letter or letters will be delivered in connection solely with the incorporation by reference in the Programme Memorandum of the latest annual or interim audited financial statements of the Issuer or any announcement of financial results for any annual or interim period of the Issuer. If at or prior to the time of any agreement to issue and subscribe for, or procure the subscription for, Notes under clause 3 a request is made with respect to the

Notes to be issued, the receipt of the relevant comfort letter or letters in a form satisfactory to the Relevant Dealer shall be a further condition precedent to the issue of those Notes in respect of that Dealer.

6.7	No other issues/Clear issuance

Except as otherwise agreed between the Issuer and the Relevant Dealer, the Issuer undertakes that it will not, during the period commencing on the Agreement Date and ending on the date which is 7 (seven) days after the Issue Date of the relevant Tranche, without written consent of the Relevant Dealer, issue or agree to issue any Notes that are substantially similar to the Notes of the relevant Tranche.

6.8	Information on Noteholders’ meetings

The Issuer will, at the same time as it is despatched, furnish the Arranger and the Dealers with a copy of any notice of a meeting of the Noteholders which is despatched at the instigation of the Issuer and will notify the Arranger and the Dealers promptly upon its becoming aware that a meeting of the Noteholders has been convened.

6.9	Rating

In the event that the Issuer, any Notes or the Programme are rated by a Rating Agency at the request of the Issuer, the Issuer will promptly notify the Arranger and the Dealers upon it becoming aware that there has been any downgrading or withdrawal (save in the case of replacement of one rating by another rating given by another Rating Agency), or any public notice of any intended or potential withdrawal or downgrading of, such rating or upon it becoming aware that such rating(s) is listed on “Creditwatch” with negative implications or other similar publication for formal review by any relevant Rating Agency.

7	ISSUER’S INDEMNITY

7.1

The Issuer indemnifies each Dealer and the Arranger, all of their subsidiaries and/or holding companies (as defined in the Companies Act 61 of 1973) and each person who controls that Dealer or Arranger and any of their respective representatives, directors, officers, employees and agents (each an “Indemnified Person”) and agrees to hold such Indemnified Persons indemnified and harmless against any actual losses, liability, damages, cost, loss or expense (excluding any consequential economic loss but including, without limitation legal fees, costs and expenses reasonably incurred) (a “Loss”) which may be directly suffered or made against such Indemnified Person as a result of or in relation to or in connection with (i) any actual breach by the Issuer or alleged breach (other than an allegation made by an indemnified Person) by the Issuer of any of the representations, warranties, undertakings and agreements contained in, or deemed to be made pursuant to, this Agreement including, but without limitation, the failure by the Issuer to issue the Notes (otherwise than by reason of non-payment by the Relevant Dealer(s) or investors procured by the Relevant Dealer(s)), or (ii) any untrue statement or alleged (other than an allegation made by an indemnified Person) untrue statement contained in the Programme Memorandum or Pricing Supplement circulated or distributed with the consent of the Issuer, or (iii) any untrue or alleged (other than an allegation made by an indemnified Person) untrue statement in any other document or information authorised pursuant to clause 8 to be distributed or passed on by such Relevant Dealer(s) (other than in respect of any information provided by or prepared by or on behalf of any Relevant Dealer(s) or Arranger) or (iv) any omission or alleged (other than an allegation made by an indemnified Person) omission to state in the Programme Memorandum a material fact necessary to make the statements therein not misleading, or (v) any breach by the Issuer of the Terms and Conditions.

7.2	Should any of the events in 7.1 occur, and an Indemnified Person thereby suffer a Loss, the Issuer shall pay to that Indemnified Person on demand an amount equal to such Loss and all costs, charges and expenses (including but not limited to legal costs and expenses) reasonably incurred which it or any Indemnified Person may actually pay or incur in connection with investigating, disputing or defending any such action or claim as such costs, charges and expenses are incurred. This undertaking to make payment is additional to any liability which the Issuer may otherwise have.

7.3	If any proceedings (including a governmental investigation) shall be instituted involving any Indemnified Person in respect of which indemnity may be sought pursuant to clause 7.1 such Indemnified Person shall promptly notify the Issuer in writing and the Issuer shall, upon request of such Indemnified Person, appoint lawyers reasonably satisfactory to such Indemnified Person to represent such Indemnified Person and the Issuer shall be liable to pay the reasonable fees and expenses of such lawyers related to such proceeding. In any such proceedings, the relevant Indemnified Person shall have the right to retain its own lawyer, but the reasonable fees and expenses of such lawyer shall be for the account of such Indemnified Person unless (i) the Issuer and such Indemnified Person shall have mutually agreed in writing to the retention of such lawyer or (ii) such Indemnified Person has defences additional to or different from the Issuer, or (iii) the Issuer fails, within a reasonable time, to appoint lawyers reasonably satisfactory to such Indemnified Person.

7.4	The Issuer shall not be liable for any settlement of any such proceeding purported to be effected by any Indemnified Person without the prior written consent of the Issuer (such consent not being unreasonably withheld or delayed), but if settled with such consent or if there be a final judgement for the plaintiff, the Issuer agrees to indemnify the relevant Indemnified Person(s) from and against any loss or liability reasonably incurred by reason of such settlement or judgement. Notwithstanding the foregoing sentence, if at any time any Indemnified Person shall have requested the Issuer to reimburse such Indemnified Person for fees and expenses of its own lawyers as contemplated in clause 7.3 and the Indemnified Person is entitled to such fees and expenses in terms of that clause, the Issuer agrees that it shall be liable for any settlement of any such proceeding effected without its written consent if (i) such settlement is entered into more than 30 (thirty) days after receipt by the Issuer of such request and (ii) the Issuer shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Issuer will not, without written consent of the relevant Indemnified Person, effect the settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability in respect of the subject of such proceeding.

7.5	No Dealer shall have any duty or obligation, whether as fiduciary or otherwise toward any Indemnified Person or otherwise be obliged to recover any amount under this clause 7 on behalf of or to account to any other person for any such amount.

7.6	The undertakings in this clause 7 shall survive any termination of this Agreement, any termination of any agreement or the obligations of any party hereto.

8	AUTHORITY TO DISTRIBUTE DOCUMENTS

The Issuer hereby authorises the Arranger and the Dealers on its behalf to provide copies of, and make oral statements consistent with, (i) the Programme Memorandum and/or (ii) such additional information provided in writing by the Issuer in relation to the Programme, to the Arranger and the Dealers, to actual and potential subscribers for Notes and to other persons to whom such documents and statements or information need to be furnished or made for the purposes of the Programme.

9	DEALERS’ UNDERTAKINGS AND INDEMNITY

9.1	The Arranger and each Dealer agrees that its obligations under this Agreement are several (and not joint) and it shall not be responsible for the obligations of any other Arranger or Dealer.

9.2	The Arranger and each Dealer agrees to comply with the restrictions and requirements set out in Appendix B hereto insofar as they relate to an issue of Notes to such Dealer or any person procured by that Dealer or any offer for subscription for or sale of those Notes made by such Dealer. For the avoidance of doubt, no Dealer will be liable for the failure of any other Dealer or any other person, to comply with the restrictions and requirements set out in Appendix B.

9.3	The Arranger and each Dealer severally indemnifies the Issuer its subsidiaries and respective directors, officers, employees and controlling persons and agents against any and all losses, claims, damages or liabilities to which it may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the failure of such Dealer to observe or comply with any of the selling restrictions or requirements set out in Appendix B (insofar as they so relate to the Dealer) provided that no Dealer shall be liable for any losses, claims, damages or liabilities arising from the sale of Notes to any person believed in good faith by such Dealer, on reasonable grounds after making all reasonable investigations, to be a person to whom the Notes could legally be sold in compliance with the provisions of Appendix B, provided that the legal liability assumed in terms of this indemnity shall not extend to indirect or consequential damages and shall not extend beyond the relevant indemnifier’s liability that would nevertheless attach to each Arranger or Dealer by law or by custom in the absence of such indemnity. For the sake of clarity, and save as otherwise stated to the contrary, the liability of each Dealer under this clause 9.3 shall be independent from that of any other Dealer and shall be neither joint nor several as between Dealers.

9.4	The provisions of clauses 7.1, 7.3 and 7.4 as to the conduct and expense of conducting any defence against any action, proceeding, claim or demand in respect of which indemnity in clause 9.3 may be sought shall apply mutatis mutandis to clause 9.3.

10	FEES, EXPENSES AND STAMP DUTIES

Except as otherwise agreed, the Issuer undertakes that it will:

10.1	pay to each Dealer on demand the commissions (if any) agreed in connection with and at the time of each sale of Notes to that Dealer or to a person procured by that Dealer (and any VAT or other tax thereon, if applicable); and

10.2	pay (together with any VAT or other tax thereon, if applicable) all reasonable costs and expenses incidental to the performance of its obligations under this Agreement, including but not limited to -

10.2.1	the reasonable fees and expenses of its legal advisers and auditors;

10.2.2	the cost of listing and maintaining the listing of any Notes to be issued by the Issuer under the Programme on a Relevant Financial Exchange, where such Notes are intended to be listed;

10.2.3	the cost of obtaining and maintaining any rating for the Issuer, the Programme and/or the Notes;

10.2.4	the agreed fees of, or expenses incurred by, the Transfer Agent, the Paying Agent and the Calculation Agent pursuant to the Agency Agreement;

10.2.5	all reasonable expenses in connection with the issue, marketing, authentication, packaging and initial delivery of Notes, this Agreement, the Agency Agreement, any Subscription Agreement and the preparation and printing of Certificates, the Programme Memorandum and any amendments or supplements thereto (including the cost of updating any legal opinions issued pursuant to clause 4.4 and of any auditors’ comfort letters issued pursuant to clause 6.6), provided that proof thereof is furnished to the Issuer;

10.2.6	the cost of any publicity agreed to by the Issuer in connection with the Programme and any issue of Notes;

10.3	pay the agreed fees and disbursements of legal advisers appointed to represent the Arranger and the Dealers (including any VAT or other tax thereon, if applicable) in connection with the negotiation, preparation, execution and delivery of this Agreement, the Programme Memorandum, the Agency Agreement and any documents referred to in any of them and any other documents required in connection with the implementation or maintenance of the Programme and the issue of Notes; and

10.4

pay promptly, and in any event before any penalty becomes payable, any stamp, documentary, registration or similar duty or tax imposed within the Republic of South Africa and payable in connection with the entry into, performance, enforcement or admissibility in evidence of this Agreement, any communication pursuant hereto, the Agency Agreement, Programme

Memorandum or any Note and indemnify each Dealer against any liability with respect to or resulting from any delay in paying, or omission to pay, any such duty or tax.

11	TERMINATION OF APPOINTMENT OF DEALERS

The Arranger or each Dealer may terminate its participation described in this Agreement by giving not less than 30 (thirty) days’ written notice to the other parties hereto. The Issuer may terminate the appointment of the Arranger, a Dealer or Dealers by giving not less than 30 (thirty) days’ written notice to the Arranger, such Dealer or Dealers (with a copy promptly thereafter to the remainder of the parties to this Agreement) at any time after the earlier of the first Issue Date and 15 February 2009. Termination shall not affect any rights or obligations (including but not limited to those arising under clauses 7, 9 and/or 10) which have accrued at the time of termination or which accrue thereafter in relation to any act or omission or alleged act or omission which occurred prior to such time.

12	APPOINTMENT OF NEW DEALERS

12.1	Nothing in this Agreement shall prevent the Issuer from appointing one or more New Dealers for the duration of the Programme or, with regard to an issue of a particular Tranche of Notes, for the purposes of that Tranche, in either case upon the terms of this Agreement and provided that, unless such appointment is effected pursuant to a Subscription Agreement -

12.1.1	any New Dealer shall have first delivered to the Issuer an appropriate Dealer Accession Letter substantially in the form set out in Part I of Appendix C hereto (in respect of a New Dealer for the remainder of the Programme) and Part III of Appendix C hereto (in respect of a New Dealer with regard to an issue of a particular Tranche of Notes); and

12.1.2	the Issuer shall have delivered to such New Dealer an appropriate Letter of Appointment substantially in the form set out in Part II or Part IV of Appendix C hereto,

whereupon such New Dealer shall, subject to the terms of the relevant Dealer Accession Letter and the relevant Letter of Appointment, become a party to this Agreement, vested with all authority, rights, powers, duties and obligations of a Dealer as if originally named as a Dealer hereunder provided further that, except in the case of the appointment of a New Dealer for the duration of the Programme, following the issue of the Notes in respect of the relevant Tranche on the Issue Date, the relevant New Dealer shall have no further such authority, rights, powers, duties or obligations except such as may be accrued or been incurred prior to and in connection with, the issue of such Notes.

12.2	The Issuer shall promptly notify the Arranger, the Transfer Agent and the other Dealers of any appointment of a New Dealer for the duration of the Programme by supplying to such parties a copy of any Dealer Accession Letter and Letter of Appointment. Such notice shall be required to be given to the Transfer Agent by the Issuer only in the case of an appointment of a New Dealer for a particular Tranche.

13	INCREASE IN THE AGGREGATE NOMINAL AMOUNT OF THE PROGRAMME

13.1	From time to time the Issuer may wish to increase the aggregate nominal amount of the Notes that may be issued under the Programme. In such circumstances, the Issuer shall obtain the prior written approval of all the Guarantors for such increase and shall give notification of such an increase (subject to clause 13.2) by delivering to the Sponsoring Member, the Transfer Agent, the Arranger and the Dealers a letter substantially in the form set out in Appendix D hereto. Upon such notice being given, all references in this Agreement, the Agency Agreement, the Programme Memorandum or any other agreement, deed or document in relation to the Programme, to the aggregate nominal amount of the Notes that may be issued under the Programme, shall be and shall be deemed to be references to the increased nominal amount.

13.2

Notwithstanding clause 13.1, the right of the Issuer, having obtained the prior written consent of the Guarantors, to increase the aggregate nominal amount of the Programme shall be subject to the Arranger and the Dealers having received and found satisfactory (in their reasonable opinion) all the documents and confirmations described in the Initial Documentation List

(with such changes as may be relevant with reference to the circumstances at the time of the proposed increase as are agreed between the Issuer, the Arranger and the Dealers), and the delivery of any further conditions precedent that any of the Arranger and the Dealers may reasonably require, including, without limitation, the production of a supplement to the Programme Memorandum by the Issuer and any further or other documents required by the Relevant Financial Exchange for the purpose of listing any Notes to be issued on the Relevant Financial Exchange. The Arranger shall circulate to the Dealers all the documents and confirmations described in the Initial Documentation List (save for item 7 on the Initial Document List which shall be provided directly to the Dealers by the Issuer) and any further conditions precedent so required in terms hereof. Any Dealer must notify the Arranger and the Arranger must notify the Issuer within 10 (ten) Business Days (or any shorter period as may be agreed) of receipt of the documents and confirmations described in the Initial Documentation List if it considers, in its reasonable opinion, any of such documents and confirmations to be unsatisfactory and must furnish the reasons therefore in its notice. In the absence of such notification, the Arranger and the Dealers shall be deemed to consider such documents and confirmations to be satisfactory.

14	STATUS OF THE DEALERS AND THE ARRANGER

Each of the Dealers agrees that the Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme and none of the Dealers nor the Arranger will be responsible to any other Dealer for the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Programme Memorandum, the Agency Agreement, any Pricing Supplement, this Agreement or any information provided in connection with the Programme with the authority of the Issuer or for providing assurance in respect of the nature of and suitability for and consequences to such Dealers or Arranger of all legal, tax and accounting matters and all documentation in connection with the Programme or any Tranche in reliance on any opinion or advice rendered by legal advisers or auditors appointed by the Issuer in relation to the Programme. The Arranger shall have only those duties, obligations and responsibilities expressly specified in this Agreement and its letter of appointment.

15	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

16	COMMUNICATIONS

16.1	All communications shall be letter delivered by registered mail or by hand or (but only where specifically provided in the Procedures Memorandum) by telephone. Each communication shall be made to the relevant party at the fax number or address or telephone number and, in the case of a communication by fax or letter, marked for the attention of, or (in the case of a communication by telephone) made to, the person(s) or department from time to time specified in writing by that party to the other for the purpose. The initial telephone number, fax number and address of, and person(s) or department so specified by, each party are set out on the signature pages hereof.

16.2	A communication shall be deemed received, (if by fax) when sent (provided that a confirmation of error free transmittal is received from the transmitting terminal), (if by telephone) when made or (if by letter) when actually delivered, or 7 (seven) days from posting in each case in the manner required by this clause 16. Every communication shall be irrevocable save in respect of any manifest error therein.

17	BENEFIT OF AGREEMENT

17.1	This Agreement shall be binding upon and shall inure for the benefit of the Issuer, the Arranger and each Dealer and their respective successors and permitted assigns.

17.2	The Arranger and/or any Dealer may, -

17.2.1	with the prior written consent of the Issuer, which consent shall not be unreasonably withheld, assign and transfer all of such Arranger’s or any such Dealer’s rights and obligations hereunder to any third party, but subject to 17.2.2;

17.2.2	without the prior written consent of the Issuer (but on prior written notice to the Issuer), assign and transfer all of such Arranger’s or any such Dealer’s rights and obligations hereunder to any subsidiary or holding company of such Arranger or Dealer or to any subsidiary of such holding company, provided that the relevant Arranger or Dealer (as the case may be) unconditionally guarantees its obligations.

17.3	Any purported assignment in violation of clause 17.2 shall be void.

17.4	Upon any such transfer and/or assumption of obligations pursuant to clause 17.2, the assigning or transferring Arranger or Dealer shall be relieved of and fully discharged from all obligations under this Agreement (unless it shall have guaranteed such obligations), whether such obligations arose before or after such transfer and assumption and in all cases the relevant assignee or transferee shall be treated as if it were a party to this Agreement with effect from the date on which such assignment or transfer takes effect.

17.5	The Issuer may not, for as long as the Notes are Outstanding, cede its rights or delegate its obligations under this Agreement without the prior written consent of the Dealers, which will not be unreasonably withheld or delayed.

18	CALCULATION AGENT

18.1	In the case of any Series of Notes, the Calculation Agent shall act as such, unless the Relevant Dealer or (in the case of a syndicated issue) the Arranger agrees with the Issuer in writing to appoint such Dealer or the Arranger, or another person nominated by such Dealer or the Arranger (a “Nominee”), as Calculation Agent.

18.2

Should such a request be made to the Issuer and the Issuer agrees thereto, the appointment of that Dealer, the Arranger or nominee shall be automatic upon the issue of the relevant Series of Notes, and shall, except as agreed, be on the terms set out in the Calculation Agency Agreement attached as Appendix B to the Agency Agreement, and no further action shall be required to effect the appointment of such Dealer, the Arranger or Nominee as Calculation Agent in relation to that Series of Notes, and the Calculation Schedule to the Calculation Agency Agreement shall be deemed to be duly annotated to include such Series. The name of the Dealer, the Arranger or Nominee so appointed will be entered in the Applicable Pricing Supplement.

19	STABILISATION

19.1	In connection with the distribution of the relevant Tranche of Notes, the Relevant Dealer who is designated in the Applicable Pricing Supplement as the approved stabilisation manager (the “Stabilisation Manager”), for the issue of the relevant Tranche of Notes may, in accordance with any terms, directions or limits specified in the Applicable Pricing Supplement and to the extent permitted by all applicable rules and regulations, over-allot or effect transactions with a view to supporting the market price of the relevant Tranche of Notes at a level which might not otherwise prevail for a limited period after the Issue Date, but in doing so the Stabilisation Manager shall act as principal and not as agent of the Issuer.

19.2	Save to the extent agreed otherwise in writing, at the time such stabilisation is to take place -

19.2.1	the Issuer shall not be obliged to issue more than the aggregate principal amount of the relevant Tranche of Notes;

19.2.2	there may be no obligation on the Stabilisation Manager to so stabilise. Such stabilising, if commenced, may be discontinued at any time and must be brought to an end after a limited period and the price/yield and amount of Notes to be issued under the Programme will be determined by the Issuer and each Relevant Dealer and/or Lead Manager(s) at the time of issue in accordance with the prevailing market conditions; and

19.2.3	any loss or profit to the stabilisation Manager pursuant to the stabilising transactions effected by the Stabilisation Manager, shall be for the account of the Stabilisation Manager.

20	VARIATION AND CANCELLATION

No agreement varying, adding to, deleting from or cancelling this Agreement shall be effective unless reduced to writing and signed by or on behalf of all the parties hereto.

21	WHOLE AGREEMENT

This Agreement constitutes the whole agreement between the parties relating to the subject matter hereof.

22	NO WAIVER

Any indulgence which any party may show to any other pursuant to the provisions contained in this Agreement shall not constitute a waiver of such party’s rights.

23	GOVERNING LAW AND JURISDICTION

23.1	This Agreement and every agreement for the issue of and subscription for Notes as referred to in clause 3 shall be governed by, and construed in accordance with the laws of the Republic of South Africa.

23.2	Each of the parties hereto hereby irrevocably consents to the non-exclusive jurisdiction of the South Gauteng High Court of South Africa in relation to any disputes which may arise out of or in connection with this Agreement and accordingly any suit, action or proceedings (together referred to as “Proceedings”) arising out of or in connection with this Agreement may be brought in such court. Each of the parties hereto hereby irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any such Proceedings in any such court and any claim that any such Proceedings have been brought in an inconvenient forum and hereby further irrevocably agrees that a judgment in any such Proceedings brought in the above South African court shall be conclusive and binding upon the parties hereto and may be enforced in the courts of any other jurisdiction. Nothing contained in this clause shall limit any right to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

SIGNED at Sandton on 6 April 2009

For and on behalf of GOLD FIELDS LIMITED (as Issuer)	For and on behalf of GOLD FIELDS LIMITED (as Issuer)

/s/ Nicholas John Holland	/s/ Gayle Margaret Wilson
Signature:	Signature:

Nicholas John Holland	Gayle Margaret Wilson
Name:	Name:

CEO	Director
Designation:	Designation:

Address:	150 Helen Road, Sandown, Sandton, 2196
Tel:	+2711 562 9700
Attention:	Chief Financial Officer

SIGNED at Sandton on 6 April 2009

For and on behalf of ABSA CAPITAL, a division of ABSA BANK LIMITED (as Arranger and Dealer)	For and on behalf of ABSA CAPITAL, a division of ABSA BANK LIMITED (as Arranger and Dealer)

/s/ Jacques Els
Signature:	Signature:

Jacques Els
Name:	Name:

Head. Debt Capital Markets
Designation:	Designation:

Address:	15 Alice Lane, Sandton, 2196
Tel:	+2711 895 7027
Attention:	Head: Debt Capital Markets

SIGNED at on 2009

For and on behalf of NEDBANK CAPITAL, A DIVISION OF NEDBANK LIMITED (as Dealer)	For and on behalf of NEDBANK CAPITAL, A DIVISION OF NEDBANK LIMITED (as Dealer)

/s/ Bruce Stewart
Signature:	Signature:

Bruce Stewart
Name:	Name:

Designation:	Designation:

Address:	6th Floor, Corporate Place, 135 Rivonia Road Sandton, Johannesburg
Tel:	011 535 4027
Attention:	Head of Debt Origination

APPENDIX A

INITIAL DOCUMENTATION LIST

1	A certified copy of the memorandum and articles of association of the Issuer and each Guarantor.

2	A certified copy of all resolutions and/or other authorisations required to be passed or given, and evidence of any other action required to be taken, on behalf of the Issuer:

2.1.1	to approve its entry into this Agreement, the Programme Memorandum, the Agency Agreement, the Operating and Procedures Memorandum, the establishment of the Programme and the issue of Notes under the Programme;

2.1.2	to authorise appropriate persons to execute each of this Agreement, the Agency Agreement, the Operating and Procedures Memorandum and other agreement relevant to the establishment of the Programme and issue of the Notes; and

2.1.3	to authorise appropriate persons to enter into agreements with any Dealer to issue Notes in accordance with clause 3 of this Agreement.

3	A certified copy of all resolutions and/or other authorisations required to be passed or given, and evidence of any other action required to be taken, on behalf of each Guarantor:

3.1.1	to approve its entry into the Guarantee and any other agreement relevant to the Programme and to which such Guarantor is a party (the “Guarantor Agreements”); and

3.1.2	to authorise appropriate persons to execute each of Guarantor Agreements.

4	A certified list of the names, titles and specimen signatures of the persons authorised on behalf of the Issuer and each Guarantor in accordance with paragraphs 2.1.3 and 3.1.2 above.

5	Certified copies of any governmental consents, authorities and approvals, to the extent applicable, required for the Issuer and each Guarantor to issue Notes and to enter into this Agreement, the Programme Memorandum, the Guarantee, the Operating and Procedures Memorandum, the Agency Agreement and any other agreement relevant to the establishment of the Programme and issue of the Notes.

6	Legal opinions addressed to each of the Arranger and the Dealers dated on or after the date of this Agreement, in such form and with such content as the Arranger may reasonably require, from:

6.1	Cliffe Dekker Inc., legal advisers to the Arranger as to South African law;

6.2	Webber Wentzel, legal advisors to the Issuer and the Guarantors incorporated in the Republic of South Africa as to South African law and the due incorporation, authority and capacity of each Guarantor incorporated in the Republic of South Africa to enter into the Guarantor Agreements; and

6.3	Conyers Dill & Pearman, legal advisors to the Guarantors incorporated in the British Virgin Islands as to the due incorporation, authority and capacity of each Guarantor incorporated in the British Virgin Islands to enter into the Guarantor Agreements.

7	A certified copy of this Agreement, the Operating and Procedures Memorandum, the Agency Agreement, the Guarantee and, where applicable, confirmation that executed copies of such documents have been delivered to the Transfer Agent (if any).

8	A printed final version of the signed Programme Memorandum.

9	Comfort letters from PricewaterhouseCoopers Incorporated as independent auditors of the Issuer in such form and with such content as the Dealer may reasonably request.

10	Confirmation that the Programme has been registered with The Bond Exchange of South Africa Limited.

APPENDIX B

SELLING RESTRICTIONS

REPUBLIC OF SOUTH AFRICA

The Issuer, each Guarantor and each Dealer have represented, warranted and agreed that they will not solicit any offers for subscription for the Notes in contravention of any applicable law and/or any regulation of the Republic of South Africa.

UNITED STATES

The Notes have not been and will not be registered under the U.S. Securities Act of 1933 (the “Securities Act”) and the Notes may not be offered or sold within the United States except pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act. Each Dealer represents that it has not offered or sold, and agrees that it will not offer or sell, any Notes constituting part of its allotment in the United States except in accordance with Rule 903 of Regulation S under the Securities Act (“Regulation S”). Accordingly, neither the Issuer, each Dealer, their affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Notes. Terms used in this paragraph have the meaning given to them by Regulation S.

UNITED KINGDOM

In relation to the Notes, each Dealer subscribing for or purchasing such Notes has represented, warranted and agreed that:

a)

Notes with maturities of less than one year: in relation to any Notes which have a maturity of less than one year, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Issuer;

b)	Financial promotion: it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and

c)	General compliance: it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Dealer has represented, warranted and agreed, and each further Dealer appointed under the Programme will be required to represent, warrant and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this Programme Memorandum as completed by the Applicable Pricing Supplement in relation thereto to the public in that Relevant Member State, except that it may, with effect from and including that Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State:

(a)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	at any time to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than EUR43,000,000; and (iii) an annual turnover of more than EUR50,000,000, all as shown in its last annual or consolidated accounts;

(c)	at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Relevant Dealer or Dealers nominated by the relevant Issuer for any such offer; or

(d)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes referred to in (a) to (d) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

GENERAL

Each Dealer has agreed and each further Dealer appointed under the Programme will be required to agree that it will not, directly or indirectly, purchase, offer, sell or deliver any Notes or distribute or publish any offering circular, information memorandum, prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all purchases, offers, sales and deliveries of Notes by it will be made on the same terms.

Without prejudice to the generality of the above paragraph, each Dealer has agreed and each further Dealer appointed under the Programme will be required to agree that it will obtain any consent, approval or permission which is, to the best of its knowledge and belief, required for the offer, purchase, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers, purchases, sales or deliveries and it will, to the best of its knowledge and belief, comply with all such laws and regulations.

With regard to each Tranche, the Relevant Dealer(s) will be required to comply with such other additional restrictions as shall be set out in the Applicable Pricing Supplement.

APPENDIX C

PART I

FORM OF DEALER ACCESSION LETTER - PROGRAMME

[Date]

To:	Gold Fields Limited (the “Issuer”)
[—]

Dear Sirs

GOLD FIELDS LIMITED

ZAR10,000,000,000

Domestic Medium Term Note Programme

We refer to the Programme Agreement executed by, among others, the Issuer on 6 October 2009 in respect of the above Domestic Medium Term Note Programme (which agreement, as amended from time to time, is herein referred to as the “Programme Agreement”).

We confirm that we are in receipt of the documents referenced below:

1	a copy of the Programme Agreement; and

2	a copy of such of the documents referred to in Appendix A of the Programme Agreement,

and have found them to our satisfaction. We hereby expressly waive production of any of the documents referred to in Appendix A of the Programme Agreement which we have not requested.1

For the purposes of the Programme Agreement our notice details are as follows:

[Insert name, address, telephone, facsimile, and contact].

In consideration of the appointment by the Issuer of us as a Dealer under the Programme Agreement we hereby undertake, for the benefit of the Issuer, the Guarantors, the Arranger and each of the other Dealers, that we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

This letter is governed by, and shall be construed in accordance with the laws of the Republic of South Africa.

Yours faithfully

[Name of New Dealer]

Name:
Capacity:
Who warrants his authority hereto

cc:	The Transfer Agent, the Calculation Agent and the Paying Agent

cc:	The Arranger and the Dealers

[1]	It is important to ensure that each original legal opinion and comfort letter permits it to be delivered to, and relied upon by, New Dealers, otherwise a side letter to this effect should be provided.

PART II

FORM OF LETTER OF APPOINTMENT - PROGRAMME

[Date]

To:	[Name and address of New Dealer]

cc:	The Transfer Agent, the Calculation Agent and the Paying Agent

cc:	The Arranger and the Dealers

Dear Sirs

GOLD FIELDS LIMITED

ZAR10,000,000,000

Domestic Medium Term Note Programme

We refer to the Programme Agreement executed by, among others, the Issuer on 6 October 2009 in respect of the above Domestic Medium Term Note Programme (which agreement, as amended from time to time, is herein referred to as the “Programme Agreement”).

In accordance with clause 12 of the Programme Agreement we hereby appoint you as a dealer for the duration of the Programme and confirm that, with effect from the date hereof, you shall become a party to the Programme Agreement, vested with all the authority, rights, powers, duties and obligations of a Dealer as if originally named as Dealer under the Programme Agreement.

Yours faithfully

For: Gold Fields Limited

Name:
Capacity:
Who warrants his authority hereto

Name:
Capacity:
Who warrants his authority hereto

PART III

FORM OF DEALER ACCESSION LETTER - NOTE ISSUE

[Date]

To:	Gold Fields Limited (the “Issuer”)
[—]

Dear Sirs

GOLD FIELDS LIMITED

ZAR10,000,000,000

Domestic Medium Term Note Programme

(Tranche 1 of Series 1)

We refer to the Programme Agreement executed by, among others, the Issuer on 6 October 2009 in respect of the above Domestic Medium Term Note Programme (which agreement, as amended from time to time, is herein referred to as the “Programme Agreement”).

We confirm that we are in receipt of the documents referenced below:

1	a copy of the Programme Agreement; and

2	a copy of such of the documents referred to in Appendix A of the Programme Agreement,

and have found them to our satisfaction. We hereby expressly waive production of any of the documents referred to in Appendix A of the Programme Agreement which we have not requested.2

For the purposes of the Programme Agreement our notice details are as follows:

[Insert name, address, telephone, facsimile, and contact].

In consideration of the Issuer appointing us as a Dealer in respect of the issue of Notes under the Programme Agreement, being Tranche [—] of Series [—], we hereby undertake, for the benefit of the Issuer, the Guarantors and of the Arranger and the other Dealers that in relation to the issue of the Notes we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

This letter is governed by, and shall be construed in accordance with, South African law.

Yours faithfully

For:	[Name of New Dealer]

Name:
Capacity:
Who warrants his authority hereto

cc:	The Transfer Agent, the Calculation Agent and the Paying Agent

cc:	The Arranger and the Dealers

[2]	It is important to ensure that each original legal opinion and comfort letter permits it to be delivered to, and relied upon by, New Dealers, otherwise a side letter to this effect should be provided.

PART IV

FORM OF LETTER OF APPOINTMENT - NOTE ISSUE

[Date]

To:	[Name and address of New Dealer]

cc:	The Transfer Agent, the Calculation Agent and the Paying Agent

cc:	The Arranger and the Dealers

Dear Sirs

GOLD FIELDS LIMITED

ZAR10,000,000,000

Domestic Medium Term Note Programme

(Tranche 1 of Series 1)

We refer to the Programme Agreement executed by, among others, the Issuer on 6 October 2009 in respect of the above Domestic Medium Term Note Programme (such agreement as amended from time to time, the “Programme Agreement”) and hereby acknowledge receipt of your Dealer Accession Letter to us dated [—].

In accordance with clause 12 of the Programme Agreement we hereby appoint you as a Dealer under the Programme and confirm that, with effect from the date hereof in respect of the issue of the Notes (Tranche [—] of Series [—]), you shall become a party to the Programme Agreement, vested with all the authority, rights, powers, duties and obligations of a Dealer in relation to the issue of the Notes as if originally named as Dealer under the Programme Agreement provided that following the issue on the Issue Date of the Notes you shall have no further such authority, rights, powers, duties and obligations except such as may have accrued or been incurred prior to and in connection with the issue of the said Notes.

Yours faithfully

For:	Gold Fields Limited

Name:
Capacity:
Who warrants his authority hereto

Name:
Capacity:
Who warrants his authority hereto

APPENDIX D

LETTER REGARDING INCREASE IN THE NOMINAL AMOUNT

OF THE PROGRAMME

[Date]

To:	The Arranger, the Dealers and Sponsoring Member (as defined in the Programme Agreement dated [—] as amended from time to time (the “Programme Agreement”))

Dear Sirs

GOLD FIELDS LIMITED

ZAR10,000,000,000

Domestic Medium Term Note Programme

We hereby notify you, pursuant to clause 13 of the Programme Agreement, that the aggregate nominal amount of the above Programme shall be increased to ZAR [insert amount] from [insert date] whereupon all references to the current nominal amount of the Programme in the Programme Agreement, the Agency Agreement and any other relevant documents will be deemed amended accordingly. We understand that this increase is subject to the satisfaction of the conditions set out in clause 13 of the Programme Agreement and we attach the documents and confirmations referred to in clause 13.2.

You must notify the Arranger (in the case of Dealers) and ourselves within 7 (seven) Business Days of receipt by you of those documents and confirmations if you consider (in your reasonable opinion) such documents, confirmations and, if applicable, such further conditions precedent to be unsatisfactory and, in the absence of such notification, you will be deemed to consider such documents, confirmations and conditions precedent to be satisfactory or satisfied, as the case may be.

Terms used in this letter have the meanings given to them in the Programme Agreement.

Yours faithfully

For: Gold Fields Limited

Name:
Capacity:
Who warrants his authority hereto

Name:
Capacity:
Who warrants his authority hereto

cc:	The Transfer Agent, the Calculation Agent and the Paying Agent

APPENDIX E

FORM OF SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

in respect of GOLD FIELDS LIMITED

ZAR [—]

Domestic Medium Term Note Programme

Dated [—]

GOLD FIELDS LIMITED

as Issuer

and

[—]

as Lead Manager

SUBSCRIPTION AGREEMENT

This Agreement is made on [—] between:

1	PARTIES

1.1	Gold Fields Limited

(the “Issuer”); and

1.2	[—]

(the “Lead Manager”); and

[INSERT NAMES OF DEALERS, BUT EXCLUDING THE LEAD MANAGER (TO THE EXTENT ANY OTHER DEALERS APPOINTED)]

(together with the Lead Manager referred to herein as the “Dealer(s)”).

2	INTRODUCTION

2.1	The Issuer proposes to issue ZAR [—] per cent Notes due [— ] [insert bond code], being Tranche [—] of Series [—] (the “Notes”) pursuant to Gold Fields Limited ZAR10,000,000,000 Domestic Medium Term Note Programme. The Notes will be issued on the Terms and Conditions as modified and supplemented by the pricing supplement (the “Pricing Supplement”) attached hereto as Annex “A”.

2.2	The Subscription Agreement (this “Agreement”) is supplemental to the Programme Agreement (the “Programme Agreement”) dated 6 October 2009 and as may be further amended and/or restated and/or supplemented as at the Issue Date. The provisions of the Programme Agreement applicable to the issue of the Notes shall, save to the extent varied by this Agreement, be deemed to be incorporated in this Agreement. All terms with initial capitals used herein without definition have the meanings given to them in the Programme Agreement.

2.3	We wish to record the arrangements agreed among us in relation to the issue:

3	APPOINTMENT

3.1	The Dealers appointed in respect of the issue of Notes contemplated in this Agreement are party to the Programme Agreement and accordingly no New Dealers are appointed in terms of this Agreement.

3.2

OR [INSERT NAME OF NEW DEALER] IS HEREBY APPOINTED BY THE ISSUER AS A DEALER UNDER THE PROGRAMME AGREEMENT [IN RESPECT OF THE ISSUE OF NOTES CONTEMPLATED IN THIS AGREEMENT] OR [UNDER THE PROGRAMME] AND SUCH NEW

DEALER HEREBY UNDERTAKES, FOR THE BENEFIT OF THE ISSUER, THE ARRANGER AND EACH OF THE OTHER DEALERS, TO PERFORM AND COMPLY WITH ALL THE DUTIES AND OBLIGATIONS EXPRESSED TO BE ASSUMED BY A DEALER UNDER THE PROGRAMME AGREEMENT.]

4	ISSUE OF NOTES

4.1	Subject to the terms and conditions of the Programme Agreement and this Agreement, the Issuer hereby agrees to issue the Notes on [—] or such later date as may be agreed in writing by the Issuer and the Lead Manager (not being later than [—]) (the “Issue Date”) and the Managers jointly and severally agree to -

4.1.1	subscribe for the Notes at a subscription price of [—] percent of the nominal amount of the Notes (the “Subscription Price”), in consideration for which the Issuer agrees to pay each subscribing Manager a commission equal to [—] percent of the nominal amount of the Notes subscribed for by it; and/ or

4.1.2	procure the subscription for the Notes as agent of the Issuer (for the avoidance of doubt the Dealers shall act as agents of the Issuer for the purpose of procuring subscriptions and for no other purpose) at a subscription price of [—] per cent of the nominal amount of the Notes (the “Procurement Subscription Price”), in consideration for which the Issuer agrees to pay each procuring Dealer a commission equal to [—] per cent of the nominal amount of the Notes in respect of which subscriptions are procured by it, it being agreed that it will be a domestic concern of the Dealers, determined by them in their sole discretion, as to how their obligation to subscribe or procure subscriptions will be discharged amongst themselves, that is, by whom, in what proportion and in what manner, but without detracting from the aforesaid obligation of the Dealers to subscribe or procure subscriptions.

5	SETTLEMENT

5.1	Unless otherwise agreed, the settlement procedures set out in Part 2 of Annex A to the Procedures Memorandum shall apply as if set out in this Agreement provided that Uncertificated Notes will be cleared and settled in accordance with the rules of the Central Depository.

5.2	The Issuer shall pay the commissions (if any) contemplated in clause 4.1 to the subscribing and/or procuring Dealers by cheque, or as otherwise agreed, on the Issue Date.

6	EXPENSES

6.1

The Issuer agrees to reimburse the Lead Manager promptly for all reasonable costs and expenses (plus VAT and other similar taxes thereon) including, but not limited to, travelling costs, legal fees (including all legal costs for Lead Manager’s legal counsel, incidental to the establishment of the Programme and/or the issuance, including drafts and consultations, in accordance with the terms of the mandate letter entered into between the Lead Manager and the Issuer on [    ] (the “Mandate Letter”).

6.2	Expenses relating to Professional Advisors shall be paid by the Issuer directly to the relevant Professional Advisor. The Issuer undertakes to pay such invoices within 20 business days of receipt of such invoices from the Lead Manager or within such other period as is stipulated in any contract between the Issuer and the relevant Professional Advisor. Professional expenses shall not include listing fees and other cost incurred in obtaining regulatory approvals, which shall be paid by the Issuer directly.

7	CONDITIONS PRECEDENT

7.1	The obligation of the Dealers to subscribe for or procure the subscription for the relevant Notes is conditional upon -

7.1.1	the execution by all parties of this Agreement on or prior to the Issue Date;

7.1.2	the conditions set out in clause 4.2 of the Programme Agreement being satisfied or waived as of the Issue Date;

7.1.3	without prejudice to the aforesaid, the Programme Memorandum dated 6 October 2009 (including any supplements thereto), containing all material information relevant in the context of the issue of Notes relating to the assets and liabilities, financial position, profits and losses of the Issuer and nothing having happened or being reasonably expected to happen which would require the Programme Memorandum to be supplemented or updated prior to the Issue Date;

7.1.4	as at the Issue Date, the warranties and representations of the Issuer under clause 5 of the Programme Agreement being true and correct as if made on the Issue Date;

7.1.5	the Issuer having performed all of its obligations then due under the Programme Agreement and this Agreement to be performed on or before the Issue Date; and

7.1.6	the delivery to the Lead Manager (on behalf of the Dealers) on or prior to the Issue Date of -

7.1.6.1	if required in terms of clause 4.4 of the Programme Agreement, legal opinions addressed to the Dealers dated the Issue Date in such form and with such content as the Dealers may reasonably require from [insert name], legal advisers to the Issuer, and from [insert Name], legal advisers to the Lead Manager;

7.1.6.2	certificates dated as at the Issue Date signed by duly authorised officers of the Issuer giving confirmation -

7.1.6.2.1	that all the conditions set out in clause 4.2 of the Programme Agreement have been satisfied for which purpose where a condition contains reference to the opinion of any Dealer, such reference shall be ignored;

7.1.6.2.2	that the issue of the Notes would not give rise to any breach of any limit on the borrowings of the Issuer; and

7.1.6.2.3	there has been no material adverse change in the condition (financial or otherwise) of the Issuer since the date of its latest audited annual financial statements which is material in the context of the issue of the Notes;

7.1.6.3	certificates dated as at the Issue Date signed by duly authorised officers of each Guarantor giving confirmation -

7.1.6.3.1	that the guaranteeing of the payment obligations of the Issuer under the Notes would not give rise to any breach of any guaranteeing limit of such Guarantor; and

7.1.6.3.2	there has been no material adverse change in the condition (financial or otherwise) of such Guarantor since the date of its latest audited annual financial statements which is material in the context of the Guarantee;

7.1.6.4	if required in terms of clause 6.6 of the Programme Agreement, comfort letters dated the date hereof and the Issue Date from the independent auditors of the Issuer, in such form with such content as the Lead Manager may reasonably request.

7.2	If any of the foregoing conditions is not satisfied or waived by 10h00 on the Issue Date or such later date agreed by the parties, this Agreement shall terminate at 10h00 on the Issue Date or such later date as agreed, and the parties hereto shall be under no further liability arising out of this Agreement (except for the liability of the Issuer in relation to expenses as provided in clause 6 and except for any liability arising before or in relation to such termination), provided that the Lead Manager may in its discretion waive any of the aforesaid conditions (other than the condition precedent contained in clauses 4.2.1.3 and 4.2.1.10 of the Programme Agreement) or any part of them or may extend the time and/or date by which the conditions are to be satisfied to such later date and time as the Lead Manager and Issuer may agree upon.

8	DISPUTE RESOLUTION

In the event of there being any dispute or difference between the Parties arising out of this Agreement, or in connection with it, or regarding its interpretation, validity, execution, implementation, termination or cancellation, the said dispute or difference will on written demand by any Party to the dispute be submitted to the Head of Treasury of each party, or a manager of similar seniority and status, for resolution. Should the designated representatives fail to resolve the said dispute with a period of 21 days from written submission, each party shall be entitled to follow its rights in terms of this Agreement.

9	TERMINATION

9.1	The Lead Manager (on behalf of the Dealers) may, on notice to the Issuer, terminate this Agreement at any time prior to payment of the net subscription monies to the Issuer if:

9.1.1	in the opinion of the Lead Manager (on behalf of the Dealers) there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls or other calamity or emergency as would in the opinion of the Lead Manager (on behalf of the Dealers) be likely either -

9.1.2	to prejudice materially the success of the offering or distribution of the Notes or dealings in the Notes in the secondary market or result in a substantial deterioration in the price and/or the value of the Notes;

9.1.3	to a material extent prevent or restrict payment for the Notes in the manner contemplated in this Agreement; or

9.1.4	to a material extent prevent or restrict settlement of transactions in the Notes in the market or otherwise, or

9.1.5	a breach or any event rendering incorrect in any material respect any of the representations and warranties in clause 5 of the Programme Agreement or failure to perform any of the Issuer’s obligations contained in the Programme Agreement or this Agreement comes to notice of the Dealers, and upon such notice being given, the parties to this Agreement shall (except for the liability of the Issuer in relation to expenses as provided in clause 6 of this Agreement and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

10	NOTICES

10.1	The parties choose as their addresses for all purposes under this Agreement, the following addresses:

Gold Fields Limited

Address: 150 Helen Road, Sandown, Sandton

Contact:	[—]
Telephone:	[—]
Telefax:	[—]
Attention:	[—]

[—] (as Lead Manager)

Address: [—]
Contact:	[—]
Telephone:	[—]
Telefax:	[—]
Attention:	[—]

[INSERT NAME OF OTHER DEALERS]

Address: [—]
Contact:	[—]
Telephone:	[—]
Telefax:	[—]
Attention:	[—]

10.2	Any notice or communication given hereunder shall be sufficiently given or served -

10.2.1	if delivered in person to the relevant address specified herein and, if so delivered, shall be deemed to have been delivered at time of receipt; or

10.2.2	if sent by facsimile to the relevant number specified herein and, if so sent, shall be deemed to have been delivered immediately after successful transmission provided such transmission is confirmed when an acknowledgement of receipt is received.

10.3	Where a communication is received after business hours it shall be deemed to be received and become effective on the next Business Day. Every communication shall be irrevocable save in respect of any manifest error therein or with the agreement of the recipient.

11	GENERAL

11.1	This Agreement shall be construed in accordance with the laws of the Republic of South Africa.

11.2	The Lead Manager (on behalf of the Dealers) undertakes to furnish the Transfer Agent, the Calculation Agent, the Paying Agent, the Arranger and the Dealers with signed copies of this Agreement.

11.3	The Issuer confirms that neither its assets nor the assets of any other Material Group Company are entitled to immunity from suit, execution, attachment or other legal process.

Signed on behalf of Gold Fields Limited (as Issuer) as set out below, the signatory hereto warranting that he or she has due authority to do so:

SIGNED at                                          on                                          2009

For and on behalf of Gold Fields Limited

Signature:

Name:

Designation:

Signed on behalf of Gold Fields Limited (as Issuer) as set out below, the signatory hereto warranting that he or she has due authority to do so:

SIGNED at                                          on                                          2009

For and on behalf of Gold Fields Limited

Signature:

Name:

Designation:

Signed on behalf of [—] (as Lead Manager) as set out below, the signatory hereto warranting that he or she has due authority to do so:

SIGNED at                                          on                                          2009

For and on behalf of [—]

Signature:

Name:

Designation:

Signed on behalf of [—] (as Lead Manager) as set out below, the signatory hereto warranting that he or she has due authority to do so:

SIGNED at                                          on                                          2009

For and on behalf of [—]

Signature:

Name:

Designation:

Signed on behalf of [INSERT NAME OF OTHER DEALERS] as set out below, the signatory hereto warranting that he or she has due authority to do so:

SIGNED at                                          on                                          2008

For and on behalf of [INSERT NAME OF OTHER DEALERS]

Signature:

Name:

Designation:

Signed on behalf of [INSERT NAME OF OTHER DEALERS] as set out below, the signatory hereto warranting that he or she has due authority to do so:

SIGNED at                                          on                                          2008

For and on behalf of [INSERT NAME OF OTHER DEALERS]

Signature:

Name:

Designation:

ANNEXE A

PRICING SUPPLEMENT